Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 13, 2006, which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule of Boardwalk Pipeline Partners, LP and includes an explanatory paragraph referring to a change in Boardwalk Pipelines, LP tax status, appearing in the Annual Report on Form 10-K of Boardwalk Pipeline Partners, LP for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

September 20, 2006